Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF IAA, INC.

Name	Jurisdiction of Incorporation or Organization
Auto Disposal Systems, Inc.	Ohio
Automotive Recovery Services, Inc.	Indiana
Axle Holdings Acquisition Company LLC	Delaware
Axle Holdings, Inc.	Delaware
DDI MVS Group, LLC	South Carolina
Decision Dynamics, LLC	South Carolina
IAA Acquisition Corp.	Delaware
IAA Holdings, Inc.	Delaware
IAA Services, Inc.	Illinois
Impact Texas, LLC	Texas
Insurance Auto Auctions Corp.	Delaware
Insurance Auto Auctions of Georgia, LLC	Georgia
Insurance Auto Auctions Tennessee LLC	Tennessee
Insurance Auto Auctions, Inc.	Illinois
1206397 B.C. Unlimited Liability Company	British Columbia
Impact Auctions Sudbury Ltd.	Ontario
Impact Auto Auctions Ltd.	Ontario
Suburban Auto Parts Inc.	Ontario
1st Interactive Design Limited	United Kingdom
Gilbert Mitchell Holdings Limited	United Kingdom
Gilbert Mitchell Limited	United Kingdom
IAA International Holdings Limited	United Kingdom
IAA UK Holdings Limited	United Kingdom
IAA Vehicle Services Limited	United Kingdom
Motorman Limited	United Kingdom
Synetiq Holdings Limited	United Kingdom
Synetiq Limited	United Kingdom